Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2003, except as to Note 16, which is as of March 17, 2003 relating to the financial statements, which appears in Mattson Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 12, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

December 22, 2003